Exhibit 99.1

Bion Reports on Finance and Leadership

August 23, 2024. Billings. Montana. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in advanced livestock waste treatment technology and sustainable livestock production, announced today that it has received a commitment from a group led by its three newest board members for $500,000 in short term financing.

Details of the transaction will be available in an 8-k, to be filed next week. However, the short-term facility will consist of a note, convertible into shares at the terms of Bion’s next offering. Proceeds will be used to maintain the company’s operations until a larger offering can be completed.

Bion’s new leadership intends to pursue both the Stovall Ranching Company JV to produce premium Montana beef, and the standalone opportunity to provide ammonia control solutions in the industrial and municipal sectors.

Craig Scott, Bion’s interim CEO, stated. “It's no secret we ran out of both leadership and cash; but we are serious about putting the train back on the tracks. The train – our technology – did not break. In fact, it has exceeded expectations.

This new leadership group – Turk, Greg, and Bob – bring a commercialization mindset and a no-nonsense approach that this company needs. As we move forward with projects, they are the right core team to keep us focused on our markets and moving in the right direction.”

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Bion Environmental Technologies’ patented Ammonia Recovery System produces organic and low-carbon nitrogen fertilizer products and clean water from animal manure waste and other organic waste streams. It supports the Gen3Tech system that will minimize environmental impacts from CAFO/ livestock waste, generate Renewable Natural Gas, improve resource and production efficiencies, and produce the ‘cleanest’, most eco-friendly finished beef in the marketplace. Bion is focused on developing state-of-the-art indoor cattle feeding operations and providing solutions in the fast-growing clean fuels industry. See Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘intends’, and similar expressions identify certain forward-looking statements. It should be noted it is difficult to accurately predict the startup and optimization of a first-of-its-kind advanced waste treatment technology platform. The timelines discussed are estimates only. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Interim CEO

(406) 281-8178 direct